CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 2, 2026, relating to the financial statements and financial highlights of Applied Finance Valuation Large Cap ETF, Applied Finance IVS US SMID ETF, and Applied Finance IVS International Large ETF, each a series of ETF Opportunities Trust, which are included in Form N-CSR for the year or period ended December 31, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Management and Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Cleveland, Ohio
April 27, 2026